EXHIBIT 10.50

DEVAL L. PATRICK                   MARI MAYEDA
ASSISTANT ATTORNEY GENERAL         TERESA DEMCHAK
PAUL F. HANCOCK                    ANTONIO LAWSON
BRIAN F. HEFFERNAN                 SAPERSTEIN, MAYEDA & GOLDSTEIN
FERNANDO M. OLGUIN                 1300 Clay Street, 11th Floor
Housing and Civil                  Oakland, CA  94612
   Enforcement Section             (510) 763-9800
Civil Rights Division
U.S. DEPARTMENT OF JUSTICE         PATRICIA G. PRICE
P.O. Box 65998                     AMANDA K. WILSON
Washington, D.C.  20035-5998       PUBLIC INTEREST LAW FIRM
(202) 514-8034                     111 West St. John, Suite 315
                                   San Jose, CA  95113
MICHAEL J. YAMAGUCHI               (408) 293-4790
UNITED STATES ATTORNEY
MARY BETH UITTI                    Attorneys for Plaintiff
CHIEF, CIVIL DIVISION              Kristina Ridgeway
Assistant U.S. Attorney            Individually and on Behalf
450 Golden Gate Avenue             of all Persons Similarly
San Francisco, CA  94102           Situated

Attorneys for Plaintiff
United States of America


                       UNITED STATES DISTRICT COURT

                      NORTHERN DISTRICT OF CALIFORNIA


     UNITED STATES OF AMERICA,          )    Civ. No. 93-20208-JW
                                        )
               Plaintiff,               )
                                        )
     v.                                 )    AMENDED CONSENT DECREE
                                        )
     FLAGSTAR CORPORATION and           )
     DENNY'S, INC.,                     )
                                        )
               Defendants.              )
                                        )
     ___________________________________)
                                        )    Consolidated With

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     KRISTINA RIDGEWAY, Individually    )
     and on Behalf of all Persons       )
     Similarly Situated,                )
                                        )
               Plaintiffs,              )    Civ. No. 93-20202-JW
                                        )
     v.                                 )
                                        )
     FLAGSTAR CORPORATION and           )
     DENNY'S, INC.,                     )
                                        )
               Defendants.              )
     ___________________________________)

                           TABLE OF CONTENTS


     I INTRODUCTION. . . . . . . . . . . . . . . . . . . . . . . . . . . .1

     II PURPOSES OF THIS DECREE. . . . . . . . . . . . . . . . . . . . . .3

     III THE PARTIES' CONTENTIONS. . . . . . . . . . . . . . . . . . . . .3
          A.   Plaintiffs' Contentions . . . . . . . . . . . . . . . . . .3
          B.   Defendants' Contentions . . . . . . . . . . . . . . . . . .8

     IV DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . .9

     V JURISDICTION, SCOPE AND TERM OF DECREE. . . . . . . . . . . . . . 12

     VI GENERAL NONDISCRIMINATORY PROVISIONS . . . . . . . . . . . . . . 13

     VII COMPLIANCE PROVISIONS . . . . . . . . . . . . . . . . . . . . . 15
          A.   General Compliance. . . . . . . . . . . . . . . . . . . . 15
          B.   Policies. . . . . . . . . . . . . . . . . . . . . . . . . 16
          C.   Notice to Employees and Agents and Training and
               Education Program. . . . . . . . . . . . . . . . . . . .  17
               1.   Notification to Employees and Agents . . . . . . . . 17
               2.   Training of Employees and Agents . . . . . . . . . . 19
               3.   Notice to and Training of Franchisees. . . . . . . . 25
          D.   Notice to the Public and Advertising. . . . . . . . . . . 29

     VIII TESTING. . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

     IX MONITORING. RECORD-KEEPING AND REPORTING REQUIREMENTS. . . . . . 35
          A.   Civil Rights Monitor. . . . . . . . . . . . . . . . . . . 35
          B.   Record-Keeping. . . . . . . . . . . . . . . . . . . . . . 43
               1.   Record-Keeping in General. . . . . . . . . . . . . . 43
               2.   Application of Attorney-Client Privilege And
                    Work-Product Doctrine. . . . . . . . . . . . . . . . 44
               3.   Civil Rights Monitor . . . . . . . . . . . . . . . . 45
               4.   Denny's. . . . . . . . . . . . . . . . . . . . . . . 46
               5.   Complaints of Discrimination Under the
                    Original Decree. . . . . . . . . . . . . . . . . . . 46
          C.   Reporting Provisions. . . . . . . . . . . . . . . . . . . 47
               1.   Preliminary Meeting. . . . . . . . . . . . . . . . . 47
               2.   Semi-Annual Reports. . . . . . . . . . . . . . . . . 48
               3.   Reports To Testing Organizations . . . . . . . . . . 49
               4.   Reports Re: Complaints Of Discrimination . . . . . . 49
          D.   Dispute Resolution Procedure. . . . . . . . . . . . . . . 49


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     X. CLASS MONETARY RELIEF. . . . . . . . . . . . . . . . . . . . . . 50
          A.   Monetary Settlement Fund. . . . . . . . . . . . . . . . . 51
               1.   Establishment of Monetary Settlement Fund. . . . . . 51
               2.   Allocation of Monetary Settlement Fund . . . . . . . 51
               3.   Reduction of Opt-Outs. . . . . . . . . . . . . . . . 52
          B.   Definition of the Class . . . . . . . . . . . . . . . . . 52
               2.   Certification. . . . . . . . . . . . . . . . . . . . 53
               3.   Class Counsel. . . . . . . . . . . . . . . . . . . . 53
          C.   Claims Administrator. . . . . . . . . . . . . . . . . . . 53
               1.   Selection of Third Party Claims Administrator. . . . 53
               2.   Duties and Responsibilities. . . . . . . . . . . . . 54
               3.   Maintenance of Toll Free "800" Lines . . . . . . . . 54
               4.   Reports from the Administrator . . . . . . . . . . . 55
               5.   Payment of the Administrator . . . . . . . . . . . . 55
          D.   Notice. . . . . . . . . . . . . . . . . . . . . . . . . . 55
               1.   Mailed Notice. . . . . . . . . . . . . . . . . . . . 56
               2.   Tracing of Mailed Notice . . . . . . . . . . . . . . 56
               3. Published Notice . . . . . . . . . . . . . . . . . . . 56
                    a.   Preliminary Approval. . . . . . . . . . . . . . 56
                    b.   Final Approval. . . . . . . . . . . . . . . . . 57
          E.   Provisions for Objections and Exclusions. . . . . . . . . 57
               1.   Objections . . . . . . . . . . . . . . . . . . . . . 57
               3.   Filing of Completed Claim Forms. . . . . . . . . . . 58
               4.   Initial Review of Claim Forms. . . . . . . . . . . . 58
               5.   Approval of Claims . . . . . . . . . . . . . . . . . 59
               6.   Disputed Claims. . . . . . . . . . . . . . . . . . . 59
               7.   Unresolved Claims. . . . . . . . . . . . . . . . . . 59
               8.   Rejected Claims. . . . . . . . . . . . . . . . . . . 60
               9.   Deadline for Administrator Review of All Claims. . . 60
          G.   Special Master. . . . . . . . . . . . . . . . . . . . . . 61
               1.   Selection and Appointment. . . . . . . . . . . . . . 61
               2.   Review of Appeals by the Special Master. . . . . . . 61
               3.   Payment. . . . . . . . . . . . . . . . . . . . . . . 61
          H.   Class Monetary Distribution . . . . . . . . . . . . . . . 61
               1.   Named Plaintiffs Monetary Distribution . . . . . . . 61
               2.   Class Monetary Distribution List . . . . . . . . . . 62
               3.   Payment of Class Shares. . . . . . . . . . . . . . . 62
               4.   Undeliverable Claim Checks . . . . . . . . . . . . . 62
               5.   Class Fund Balance . . . . . . . . . . . . . . . . . 63
                    a.   Determination of Fund Balance . . . . . . . . . 63
          I.   Attorneys' Fees and Costs . . . . . . . . . . . . . . . . 63
               1.   Stage One Fees and Costs . . . . . . . . . . . . . . 63

               2.   Stage Two Fees and Costs . . . . . . . . . . . . . . 64
               3.   Costs. . . . . . . . . . . . . . . . . . . . . . . . 64
          J.   Release Of Claims By Plaintiff Class. . . . . . . . . . . 64

     XI NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65

     XII INCIDENTS OF DISCRIMINATION . . . . . . . . . . . . . . . . . . 66

     XIII ENTIRE AGREEMENT; MODIFICATION AND SEVERABILITY. . . . . . . . 66

                                    I
                               INTRODUCTION

          On March 26, 1993, plaintiff United States filed a complaint simultaneously with a Consent Decree ("Original Decree") against defendants TW Services, Inc. (now Flagstar Corporation) and Denny's, Inc. The Original Decree was approved by this Court on April l, 1993.

          On March 24, 1993, Plaintiff Class filed a complaint against defendants TW Services, Inc., TW Holdings Inc. (now Flagstar
     Companies, Inc.) and Denny's, Inc. and Denny's Holdings, Inc. (collectively referred to as "defendants").

          On July 2, 1993, the Court, on its own motion, consolidated both actions for pretrial purposes.

          The complaints of both plaintiffs allege violations of Title II of the Civil Rights Act of 1964, 42 U.S.C. (section mark)(section mark) 2000a, et seq. ("Public Accommodations Act"). In addition, the complaint filed by Plaintiff Class alleges violations of 42 U.S.C. (section mark) 1981, 42 U.S.C. (section mark 1985(3), California Business and Professions Code (section mark)(section mark) 17200 et seq., California Civil Code (section mark)(section mark) 51 et seq. and California Civil Code  (section mark)(section mark) 1750 et seq.

          Defendant Flagstar Corporation is a Delaware corporation with its principal place of business in Spartanburg, South Carolina. Flagstar Corporation, through its subsidiary Denny's, conducts business across the United States, including the State of California. Defendant Flagstar Companies, Inc. wholly owns defendant Flagstar Corporation. Denny's, Inc. is a California corporation with its principal place of business in Spartanburg, South Carolina.

          Defendant Denny's Holdings is a subsidiary of Flagstar
     Corporation and owns


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     defendant Denny's, Inc.

          The complaints of the United States and the Plaintiff Class allege that Denny's, a subsidiary of Flagstar Corporation, has engaged in a pattern or practice of denying to African-American persons, and their companions on the basis of race or color, the use and enjoyment of the facilities, services, and accommodations of Denny's Restaurants on the same basis as they make such available to white persons. More specifically, the United States and the Plaintiff Class allege that Denny's: (1) implemented terms and conditions for service to African-American persons and their companions that are less favorable than the terms and conditions for service to white persons; (2) treats African-American customers and their companions less favorably than white customers; and (3) discourages African-American persons from visiting its restaurants.

          Following the execution of the Original Decree on April 1, 1993, numerous complaints of racial discrimination were submitted to Plaintiff Class and the United States. The United States investigated many of these complaints and, based on those investigations, the United States has determined that an amendment of the Original Decree is necessary to expand the procedures designed to ensure that defendants are taking appropriate action to address alleged violations of the Public Accommodations Act and to prevent discrimination in the future. In addition, to further the public interest, a description of plaintiffs' contentions and the evidence on which they would rely if this case were adjudicated will be recited below in Section III.

          Denny's and Flagstar Corporation continue to deny the allegations set forth in the complaints of the United States and the Plaintiff Class. However, the parties have agreed that, in order to avoid protracted and costly litigation, this controversy should be resolved through

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


     the amendment of the Original Decree. This Amended Consent Decree shall constitute a resolution of all claims asserted or which could have been asserted on the basis of race or color by African Americans and their companions with regard to discrimination in public accommodations by both the United States and Plaintiff Class through May 24, 1994. As indicated by the signature of counsel at the end of this document, the parties have consented to the entry of this Amended Consent Decree (hereinafter "Decree").


                                    II
                          PURPOSES OF THIS DECREE

          The parties have entered into this Decree for the following purposes:

          A. To ensure, by means set forth in this Decree, that all future customers of Denny's Restaurants and franchisees are accorded equal treatment and service regardless of race and/or color.

          B. To provide injunctive relief in furtherance of the public interest, and injunctive and monetary relief to all class members by means of the goals, timetables, and other procedures set forth in this Decree.

          C. To avoid further protracted, expensive, and disruptive litigation.

                                    III
                         THE PARTIES' CONTENTIONS

          A.   Plaintiffs' Contentions

          Plaintiffs contend that they would produce, at a minimum, testimonial evidence at trial substantially as follows, and that, if such testimony were elicited as described, it would demonstrate a violation of Title II of the Civil Rights Act of 1964, 42 U.S.C. (section mark)(section mark) 2000a et seq.

     In addition, Plaintiff Class contends that it would produce, at a minimum, testimonial evidence at trial substantially as follows, and that, if such testimony were elicited as described, it would demonstrate a violation of 42 U.S.C. (section mark) 1981, 42 U.S.C. (section mark) 1985(3), California Business and Professions Code (section mark)(section mark) 17200 et seq., California Civil Code (section mark)(section mark) 51 et seq. and California Civil Code (section mark)(section mark) 1750 et seq.

               1. As of the date of this Amended Consent Decree, Denny's, Inc., a subsidiary of defendant Flagstar Corporation, owns, operates and franchises Denny's Restaurants across the United States, including the State of California.

               2. The testimony would establish that defendants required pre-payment and/or cover charges as a precondition for African-American persons to receive service or food at defendants' restaurants. In one such incident, in December, 1991, a group of approximately eighteen (18) African-American high school and college students visited a Denny's Restaurant in San Jose, California. The group was told by defendants' manager that, prior to being seated, they would have to pay for their meals in advance and/or a $2.00 "cover charge" or "minimum." During this visit, there was a group of white students in defendants' restaurant that had not been asked to prepay and/or pay a cover charge. The African-American students, despite their offer to break up into
     smaller groups, were denied service by   defendants.

               3. The testimony would further establish that, in November, 1991, at a Denny's Restaurant in San Diego, California, a group of eleven (11) African-American persons, most of them related, were required to prepay for their meals in advance.
     Witnesses observed several non-African-American persons pay at the cash register.


                                   4

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               4.   The testimony would further establish that on two
     separate occasions, in 1991, at a Denny's Restaurant in San Jose, California, two different groups of African-American persons were required to prepay prior to being served. The first group consisted of seven (7) to ten (10) African-American students. The second group, which consisted of approximately fifteen (15) to (20) African-American high school students, waited for more than an hour without having their orders taken. A waitress finally came over and told the group that they would have to pay for their meals before they could be served. Approximately half of the group left the restaurant. A few minutes later, the other half of the group was escorted out of the restaurant by police at defendants' restaurant's request.

               5. The same restaurant referenced in paragraph 4 above, in 1992, was responsible for the removal from the restaurant by the police of a group of four female high school students, three African American and one East Indian. The females, who were not allowed to finish their meals, were removed because, according to the testimony that would be provided, there were "too many of you people here."

               6. The testimony would further establish that, in 1992, at one of defendants' restaurants in Santa Clara, California, an African-American person was required to prepay and treated poorly by the waiter on duty, while a white male was seated -- without prepayment -- by the same waiter.

               7. The evidence and testimony would further establish that, in 1992, at a Denny's Restaurant in Sacramento, California, African-American customers were required to prepay for their meals and provide identification prior to being allowed into the restaurant.

               8. The evidence and testimony would further establish that, in 1991, an

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     African-American family of five (two parents and three children)
     who visited one of defendant's restaurants in Vallejo, California, to celebrate the birthday of one of the children was denied a "free birthday meal." The family was made to wait an excessively long period of time for service, was treated discourteously, and required to produce burdensome proof of their child's date of birth. The family eventually left the restaurant because of the embarrassment and humiliation they had suffered.

               9. The evidence and testimony would further establish that a Denny's Restaurant in San Jose also does not provide "free birthday meals" to African-American customers on the same terms and conditions as those provided to non-African-American customers.

               10. The evidence and testimony would further establish that on April 1, 1993, the same day the Original Decree was entered, a group of 21 United States Secret Service officers (7 African-American and 14 white), in uniform, drove to Annapolis, Maryland early in the morning to prepare for a trip by the President of the United States to the Naval Academy. The officers stopped for breakfast at a Denny's Restaurant in Annapolis. Six African-American officers sat together at a table, and the other officers sat elsewhere. The six African-American officers who sat together did not get served in the 55 minutes they were in the restaurant; the other officers, including an African-American officer sitting with white officers, did get served.

               11. The evidence and testimony would further establish that several months after the execution of the Original Decree, at a Denny's Restaurant in Mojave, California, an African-American family was denied seating and service. Non-African-American witnesses observing the incident would testify that during the approximately fifty (50) minutes that the African-American family waited to be seated, they and numerous other non-African-Americans who arrived after the African-American family were seated and served. The witnesses would further testify that although seating was available, the African-American family was not offered seating and eventually left the restaurant.

               12. The evidence and testimony would further establish that on or about June 23, 1993, an African-American man and Caucasian woman ("military couple"), both members of the United States Armed Services, visited a Denny's Restaurant in Shreveport, Louisiana. The Restaurant was not crowded. There were perhaps ten
     (10) other people sitting in a section at the back of the Restaurant. A Caucasian group, comprised of a couple, a baby and an elderly man, were sitting and eating at the table diagonally to the right of the direction the couple was facing. Approximately ten
     (10) minutes after they were seated, a Caucasian couple was seated at a table diagonal and to the left of the direction the couple was facing. A Caucasian waitress took their order immediately. The waitress delivered their food within approximately five minutes and refilled their coffee cups. The waitress had been so close to the military couple's table when she was delivering the Caucasian couple's food that she bumped up against their table. She did not take the military couple's order at that time, although their menus were laying closed at the edge of their table. In addition to taking the second Caucasian couple's orders and serving their food, the waitress refilled the coffee cups at the tables of both the Caucasian couple and group at least twice during this period. Both of the tables were so close to the military couple's table that the waitress brushed up against their table when she went to refill the coffee cups of both the Caucasian couple and group.

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

     The military couple eventually left the restaurant without being served.

               13. The evidence and testimony would further establish that Denny's managers in San Jose, California were instructed individually and at district meetings to limit patronage by African-American customers by ignoring African-American customers, telling them that tables were not available when, in fact, tables were available, requiring customers to pay for their meals in advance and closing down the restaurant when too many African-American customers attempted to visit the restaurant.

               14. The evidence and testimony would further establish that Denny's managers in Los Angeles were instructed to seat African-American customers in certain areas of the restaurant, require groups of African-American customers to pay for their meals in advance, deny separate checks for African-American groups when the same was provided to non-African- American groups, charge a 15% gratuity to the checks of African-American customers and discourage African-American customers by denying seating and/or requiring them to wait for prolonged periods prior to being seated.

          B.   Defendants' Contentions

          Denny's and Flagstar Corporation deny the allegations set forth in the complaints of the United States and the Plaintiff Class. Denny's has investigated many of these incidents of alleged discrimination, and although some involved problems with customer service, Denny's does not believe that the Claimants were discriminated against on the basis of race. However, Denny's and Flagstar Corporation recognize that some individual employees may act in a discriminatory manner towards customers even though such actions are contrary to Company policy. Consequently, Denny's and Flagstar Corporation are willing to adopt the procedures set forth in this Decree to prevent incidents of discrimination from arising in the future. Denny's and Flagstar Corporation believe it is in their best interest to enter into this Decree and resolve the monetary claims of Plaintiff Class in order to avoid the costs of continuing to litigate this matter. Denny's and Flagstar Corporation continue to be committed to investigating claims of discrimination, and to remedy any incidents of discrimination promptly.

                                   ORDER

     IT IS HEREBY ORDERED, ADJUDGED and DECREED as follows:

                                    IV
                                DEFINITIONS

          The following terms (whether or not underscored) when used in this Decree, in addition to the terms defined elsewhere in this Decree, shall have the following meanings:

          A.   "African-Americans" shall include all black persons.

          B. "Agent" shall mean any person including, but not limited to, security personnel, involved in the treatment and service of customers at Denny's Restaurants.

          C. "Claim Form" shall mean the printed form, which is Exhibit G to this Decree, in English by which claimants assert their claims, or any equivalent form or document that contains substantially all of the information sought in the printed form.

          D. "Claim Period" shall be defined as the period commencing on November 14, 1988 and ending on May 24, 1994.

          E. "Claimant" shall mean all eligible class members who have not opted out of the lawsuit and have filed a claim form which states facts upon which the Claims Administrator


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


     and/or Class Counsel and/or a Special Master can determine that during the liability period, the claimant was subjected to differential treatment and/or services as a customer at a Denny's Restaurant in California on account of race or color of the claimant or his or her companion.

          F. "Complaint" includes any oral or written, formal or informal complaint, to any administrative or official body or to any officer, employee, agent or franchisee of Denny's.

          G. "Denny's" shall refer to Denny's Inc., all company-owned "Denny's Restaurants" and all officers, employees and agents of Denny's, Inc. and company-owned "Denny's Restaurants."

          H. "Original Decree" shall refer to the Decree entered in Civil No. 93-20208-JW on April 1, 1993.

          I. "Plaintiff Class" shall refer to all African-American customers of Denny's Restaurants and franchised Denny's Restaurants in California and their companions who at any time between November 14, 1988 and May 24, 1994 were subjected to discriminatory customer treatment and/or service practices based on race or color, including but not limited to:

               1. Payment for meals prior to service or consumption ("pre-payment") based on race or color;

               2. Payment of a "cover charge" prior to service based on race or color;

               3. Denial of or delay in seating based on race or color;

               4. Denial of a complimentary "birthday meal" or other promotional items or programs based on race or color;

               5. Forced or threatened removal from the restaurant based on race or color;


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


               6. Charges for services or food items for which non African-American customers were not charged based on race or color; and

               7. Other forms of differential service based on race or color.

          J. "Principal" or "Principally Featured" shall refer to: (i) anyone who is seen and who speaks a line or lines of dialogue, whether directly employed for such work or after being hired as an extra performer; or (ii) anyone whose face appears silent, alone in a stationary camera shot, and is identified with the product or service; or (iii) anyone whose face appears silent and is identifiable and whose foreground performance demonstrates or illustrates a product or service or illustrates or reacts to the on or off-camera narrations or commercial message. Persons appearing in the foreground solely as atmosphere and not otherwise covered by the foregoing shall be deemed extra performers.

          K. "Testing" shall refer to an investigative process in which similarly situated pairs of individuals, or groups of individuals, are sent to a Denny's Restaurant at predetermined times under controlled circumstances to determine if employees at the restaurant are discriminating against customers on the basis of race or color. Although the precise requirements of a given test will differ depending upon the type of discrimination under examination and the practical limitations of the test situation, it is expected that (1) test pairs or groups will be carefully matched so as to be similar in all respects except in race or color; (2) test pairs or groups will visit the test site as close together in tune as logistically possible; and (3) test pairs or groups will be trained to seek similar service in a similar manner from the same restaurant employee(s).


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



                                     V
                  JURISDICTION, SCOPE AND TERM OF DECREE

          A. The parties have consented to the entry of this Decree. To this end, the parties stipulate and the Court finds that: (1) Denny's Restaurants are places of public accommodation within the meaning of 42 U.S.C. (section mark) 2000a(b)(1); (2) Denny's Restaurants' operations affect interstate commerce within the meaning of 42 U.S.C. (section mark) 2000a(c)(1); and (3) this Court has personal jurisdiction over defendants for purposes of this action and jurisdiction over this action pursuant to 42 U.S.C. (section mark) 2000a-6 and 28 U.S.C. (section mark)(section mark) 1331, 1343 and 1345.

          B. The parties agree and the Court ORDERS that the Original Decree entered in Civil No. 93-20208-JW on April 1, 1993 is hereby AMENDED. This Decree supersedes the Original Decree entered in Civil No. 93-20208-JW.

          C.   The provisions of this Decree shall apply as follows:

               1. All provisions of this Decree, unless otherwise indicated, shall apply to Denny's, its subsidiaries, officers, employees, agents, assigns, successors in interest in the ownership and/or operation of Denny's Restaurants, and anyone acting in whole or in part under the direction of Denny's or any of Denny's subsidiaries in connection with the treatment and/or service of customers in Denny's Restaurants. The provisions of Sections II, IV, VI, VIIA., VIIC.3., VIID.2. and VIII shall apply to franchisees to the extent stated in those sections.

               2. Flagstar Corporation, its subsidiaries, officers, employees, agents, assigns, and successors in interest, or anyone acting in whole or in part under the direction of Flagstar
     Corporation or any of Flagstar Corporation's subsidiaries shall be bound by sections

     VI, IXB1. and IXC4. of this Decree.

          D. The provisions of this Decree are effective immediately upon the entry of the Decree by the Court. The Decree shall be effective for a period of seven (7) years from May 24, 1994, unless the case is dismissed earlier as provided in the next paragraph.

          E. Within sixty (60) days preceding the fifth anniversary of the entry of the Decree by the Court, or at any time thereafter, Denny's may apply to the Court for an order dismissing the case. The United States and/or Plaintiff Class may respond to Denny's application in accordance with the Local Rules of this District. The Court may determine that an early dismissal of the case is appropriate based upon Denny's satisfaction of the terms, provisions and purposes of this Decree. Absent an early dismissal of this case or extensions by the Court, defendants may move for dismissal of this case at the close of the seven (7) year period. The United States and/or counsel for the Plaintiff Class may oppose defendants' motion on any grounds appropriate under applicable law.

                                    VI
                   GENERAL NONDISCRIMINATORY PROVISIONS

          Flagstar Corporation and Denny's, together with their respective subsidiaries, officers, employees, agents, assigns, successors in interest in the ownership and/or operation of their respective places of public accommodation, and those persons in active concert or participation with them in connection with the treatment and/or service of customers who receive actual notice of the Decree by Personal service or otherwise, and franchisees who receive actual notice of the Decree by personal service or otherwise, are HEREBY PERMANENTLY ENJOINED from:

          A. Denying to any person, on the ground of race or color, the full and equal enjoyment of the goods, services, facilities, privileges, advantages, and accommodations of its restaurants;

          B. Denying service, or offering less favorable terms and conditions of service, to any person on the ground of race or color;

          C. Requiring prepayment, a cover charge or identification as a condition of service, on the ground of race or color;

          D. Implementing different terms and conditions, on the ground of race or color, concerning Denny's promotional offers, including, but not limited to, any future offer of "free birthday meals";

          E. Making statements, on the ground of race or color, that would discourage a reasonable person from visiting defendants' restaurants;

          F. Instructing or encouraging employees or staff members to discourage any person, on the ground of race or color, from visiting defendants' facilities or from enjoying the full benefits of defendants' facilities;

          G. Making, printing, or publishing, or causing to be made, printed, or published, any notice, statement, or advertisement with respect to the service or equal enjoyment of defendants' restaurants that indicates any preference, limitation, or discrimination based on race or color, or an intention to make any such limitation or discrimination;

          H. Representing to any person, because of race or color, that service or enjoyment of defendants' facilities is not available, when such is in fact so available;

          I. Denying service, or offering less favorable terms or conditions of service, to any non-African-American customers because they patronize defendants' facilities as part of a group which includes
     African-American customers;

          J. Retaliating against any officer, employee or agent for opposing or reporting alleged discrimination in the service and/or treatment of customers, in violation of applicable law and/or this Decree.

                                    VII
                           COMPLIANCE PROVISIONS

          Denny's shall take the following steps to insure that its restaurants are operated in a nondiscriminatory manner:

          A.   General Compliance

          Denny's shall implement the plan described below to ensure compliance with federal law by Denny's, its subsidiaries, franchisees, agents, officers and employees. The plan includes, but is not limited to, provisions for the development and implementation of a non-discrimination training program for personnel, the retention of a Civil Rights Monitor ("Monitor"), testing of Denny's franchise and company-owned restaurants to monitor and ensure compliance with this Decree, and notifying the public that Denny's Restaurants will operate in a nondiscriminatory manner. In order that compliance with this Decree may be monitored appropriately, Denny's shall maintain appropriate records. Denny's shall cooperate with the United States and counsel for the Plaintiff Class in providing complete, accurate and current information as required under this Decree regarding its restaurants and compliance with this Decree.

          B.   Policies

          Denny's customer service policies shall be uniformly applied to all customers, regardless of their race or color. This Decree shall not restrict Denny's from revising or modifying its policies concerning the treatment and service of customers, provided the revisions or modifications do not discriminate on the basis of race or color, or conflict with any provision of this Decree.

          During the period in which this Decree is in effect, Denny's shall deliver to the Monitor, the United States and counsel for the Plaintiff Class any proposed, new, revised or amended customer service policies prior to their implementation so that the Monitor, the United States and counsel for the Plaintiff Class may review such policies to ensure that they are consistent with the non-discrimination provisions of Section VI above. If the Monitor does not object or propose any amendments and/or revisions within fifteen (15) days of receipt of Denny's policies or any proposed amendments and/or revisions to those policies, Denny's may implement such policies. If the Monitor objects, Denny's proposed revisions and/or amendments to Denny's policies may not be adopted until after Denny's and the Monitor have endeavored, in good faith, to resolve all disputed issues concerning such policies pursuant to the Dispute Resolution Procedure.

          In the event that the Monitor objects to any of Denny's existing or proposed customer service policies on the basis that they conflict with or undermine the provisions and purposes of this Decree, and Denny's does not modify such policy to the satisfaction of the Monitor, the United States may seek to address the issue through the Dispute Resolution Procedure, or, if a satisfactory resolution is not reached through that procedure, through the Court. In the event that the Monitor objects to any of Denny's existing or proposed customer service policies on the basis that they conflict with or undermine the provisions or purposes of this Decree, and Denny's does not modify such policy to the satisfaction of the Monitor, and the United States does not address the objection to the satisfaction of the Monitor, counsel for the Plaintiff Class may seek to address the issue through the Dispute Resolution Procedure, or, if a satisfactory resolution of the issue is not reached through the procedure, through the Court.

          C.   Notice to Employees and Agents and Training and Education
          Program

               1.   Notification to Employees and Agents

                    a. Within sixty (60) days of the effective date of this Decree, Denny's shall send each of its officers, employees and agents a letter accompanied by: (i) a Summary of the Decree as set forth in Exhibit A and (ii) a copy of the Notice set forth in Exhibit B, explaining the employee's and/or agent's duties and obligations under Title II of the Civil Rights Act of 1964 and this Consent Decree. In addition, Denny's shall inform its officers, employees and agents that any breach of, or failure to comply with, the terms and conditions set forth in section VI of this Decree shall subject them to dismissal or other appropriate disciplinary action. Each person receiving the Summary and Notice shall execute a statement acknowledging that he or she has received and read the Summary and Notice, and that he or she agrees to act in accordance therewith. Such statement shall be in the form of Exhibit C to this Decree and copies thereof shall be retained at the unit where the employee works or, in the case of district, regional or divisional employees, at the divisional office, or, in the case of corporate officers, at Denny's corporate office. During the term of this Decree, copies of such statements shall be made available, upon ten
     (10) days notice, to the United

     States and/or counsel for the Plaintiff Class.

                    b. Within sixty (60) days of the effective date of this Decree, Denny's shall inform its current officers, employees and agents that if the officer, employee or agent wants a copy of the Consent Decree, one will be provided to him or her at Denny's expense. Where this Decree requires defendant to provide its officers, employees or agents a copy of a document (e.g., Exhibit
     B), the officers, employees or agents are entitled to keep permanently a copy of that document. Merely showing the officer, employee or agent a copy of the document does not comply with the requirements of this Decree.

                    c. Within sixty (60) days of the effective date of this Decree, Denny's shall inform each current officer, employee and agent that Denny's cannot and will not reprimand, penalize, or otherwise retaliate in any way against any officer, employee or agent for opposing or reporting alleged discrimination in the service and/or treatment of customers, in violation of applicable law and/or this Decree. This notice may be a separate document or incorporated as a part of Exhibit B, concerning the employee's or agent's duties and obligations under Title II.

                    d. With respect to new officers, employees or agents, Denny's shall comply with the provisions of subparagraphs a., b. and c. above within seven (7) days of commencement of employment of the new officer, employee or agent.

                    e. All Denny's officers, employees and agents shall be notified of the entry of this Decree in the first issue of the Denny's Newsletter, published subsequent to the effective date of this Decree. However, such publication shall not be later than six (6) months following the effective date of this Decree. The notice shall be printed on the cover page of the Denny's Newsletter. The notice shall be submitted to the United States and counsel for the Plaintiff Class within thirty
     (30) days of the effective date of this Decree. If the United States and/or counsel for the Plaintiff Class does not object within fifteen (15) days of receipt of the proposed notice, Denny's may publish the proposed notice. If either the United States and/or counsel for the Plaintiff Class objects, the parties shall endeavor, in good faith, to resolve all issues concerning the proposed notice pursuant to the Dispute Resolution Procedure, before bringing such matters before the Court.

                    f. Within sixty (60) days of the effective date of this Decree, Denny's shall notify all employees that failure to comply with the obligations of this Decree shall affect the eligibility of any management employee to receive any benefits under any of Denny's incentive programs for management employees to the extent management discretion is involved in deciding such benefits. Denny's shall notify all employees that failure to comply with the obligations of this Decree shall affect the eligibility of any employee to receive a promotion to any position at Denny's.

               2.   Training of Employees and Agents

                    a. Provided the Monitor approves Denny's existing non-discrimination training program, within sixty (60) days after entry of the Decree or retention of the Monitor, whichever is later, Denny's, through the Monitor, shall submit to the United States for comment and approval and the Plaintiff Class for comment that non-discrimination training program and identify the person(s) and/or organization(s) conducting the non-discrimination training program for the instruction of all currently employed personnel including, but not limited to, all Denny's officers, division vice-presidents, regional directors of operations, regional specialists, regional training managers, regional human resource managers, district leaders, general managers, restaurant managers, managers in training, servers, hosts/hostesses, bus persons and security personnel ("All Employees"). If the Monitor does not approve of the existing non discrimination training program, within ninety (90) days subsequent to the entry of this Decree or retention of the Monitor, whichever is later, Denny's, through the Monitor, shall submit to the United States for approval and counsel for the Plaintiff Class for comment a proposed non-discrimination training program for instruction of All Employees.

                    If the United States approves the existing non-discrimination training program, within ninety (90) days of the date of approval by the United States, the existing non-discrimination training program shall be presented live to all management personnel who have not had non-discrimination training pursuant to the Original Decree, including, but not limited to, all Denny's officers, division vice-presidents, regional directors of operations, regional specialists, regional training managers, regional human resource managers, district leaders, general managers, restaurant managers and managers in training. If a new non-discrimination training program is approved pursuant to this Decree and the Monitor determines that the existing non-discrimination training program, though not approved by the Monitor, provided adequate training, within one hundred and eighty
     (180) days of the date of approval by the United States, the new non-discrimination training program shall be presented live to all management personnel who have not had non-discrimination training pursuant to the Original Decree, including, but not limited to, all Denny's officers, division vice-presidents, regional directors of operations, regional specialists, regional training managers, regional human resource managers, district leaders, general managers, restaurant managers and managers in training.

                    If a new non-discrimination training program is approved pursuant to this Decree and the Monitor determines that the existing non-discrimination training program was inadequate, within one hundred and eighty (180) days of the date of approval by the United States, the new non-discrimination training program shall be presented live to all management personnel including, but not limited to, all Denny's officers, division vice-presidents, regional directors of operations, regional specialists, regional training managers, regional human resource managers, district leaders, general managers, restaurant managers and managers in training.

                    The non-discrimination training program may be provided via the use of videotape to non-management personnel (e.g., hosts, servers, buspersons, security personnel), provided:
     (i) the videotape entitled "What Color Am I" (which has been approved for purposes of this litigation by the United States) is approved by the Monitor, or if Denny's proposes to use another tape in the place of "What Color Am I," it is developed in consultation with the Monitor and is submitted to the United States and Plaintiff Class as provided below; and (ii) the employees are provided with the opportunity to contact, via telephone or letter, a person who has been trained to respond to the employees' questions or concerns regarding the training. The Monitor shall provide such persons with the training that the Monitor deems appropriate to satisfy the question-and-answer requirement of this paragraph. Pursuant to the Original Decree, the first training session in each Region in California has been attended by the Monitor under the Original Decree to ensure compliance with the Decree. Non-management employees who were trained using "What Color Am I" under the terms of the Original Decree are not required to undergo training under this Decree, provided, however, that if the Monitor determines that "What Color Am I" is inadequate for the purposes of training non-management employees, all such non-management employees will have to be retrained.

                    If Denny's proposes to replace "What Color Am I" with another videotape, Denny's shall submit the outline and a script of a proposed videotape to the United States for preliminary approval and counsel for the Plaintiff Class for review. If the United States does not object within fifteen (15) days of receipt of the outline and script of any videotape proposed for use in training non-management employees, Denny's may produce the proposed videotape. If the United States objects, the parties shall endeavor, in good faith, to resolve all issues concerning the proposed videotape pursuant to the Dispute Resolution Procedure, before bringing such matters before the Court. After the videotape is produced from the approved outline and script, Denny's shall submit the videotape to the United States for approval and counsel for the Plaintiff Class for review. If the United States does not object within fifteen (15) days of receipt of the videotape proposed for use in training non-management employees, Denny's may utilize the proposed videotape. If the United States objects, the parties shall endeavor, in good faith, to resolve all issues concerning the proposed videotape pursuant to the Dispute Resolution Procedure, before bringing such matters before the Court.

                    Defendants shall have proprietary rights in all training materials and programs developed pursuant to the Decree. All non-discrimination training programs pursuant to this Decree shall be created by or under the supervision of the Monitor or such other person(s) experienced in handling interracial problems or who have received or will receive instruction or training to handle such problems. The programs shall explain to all currently employed personnel their duties and obligations under Title II of the 1964 Civil Rights Act and this Consent Decree. At a minimum, the non-discrimination training programs shall include the following: (i) instruction on the requirements of all applicable federal public accommodations laws; (ii) a review of Denny's non-discrimination policies and of the specific requirements of this Consent Decree; (iii) notice that Denny's cannot and will not reprimand, penalize, or otherwise retaliate in any way against any officer, employee or agent for opposing or reporting alleged discrimination in the service and/or treatment of customers, in violation of applicable law and/or this Decree; (iv) instruction in procedures designed to ensure that neither race nor color enters, either directly or indirectly, into the process of making decisions concerning the treatment and/or service of customers; (v) a discussion of the business advantages of serving all persons on a non-discriminatory basis; (vi) training in racial sensitivity;
     (vii) provided the non-discrimination training program is presented live, a question and answer session for the purpose of reviewing each of the foregoing areas; and (viii) training of management in dealing with complaints.

                    If the United States does not object within fifteen
     (15) days of receipt of any proposed non-discrimination training program, to the program or to the person or organization conducting the training program, Denny's may implement the non-discrimination training program. If the United States objects, the parties shall endeavor, in good faith, to resolve all issues concerning the proposed non-discrimination training programs pursuant to the Dispute Resolution Procedure, before bringing such matters before the Court.

                    In the event that counsel for the Plaintiff Class objects to any proposed non-discrimination training program or to the person or organization conducting the training program, and the United States does not address the objection to the satisfaction of counsel for the Plaintiff Class, counsel for the Plaintiff Class may seek to address the issue through the Dispute Resolution Procedure, or, if a satisfactory resolution of the issue is not reached through the procedure, through the Court.

                    b. Within thirty (30) days of the approval of any videotapes other than "What Color Am I" by the United States, Denny's, with the assistance of the Monitor, shall implement the non-discrimination training program required by subparagraph a. above.

                    c. Each newly hired officer, employee or agent shall also receive training of the type described in subparagraph
     a. above. The additional training shall be provided within forty-five (45) days of the new officer, employee or agent's commencement date.

                    d.   Each officer, employee or agent who
     participates and receives instruction through the non-discrimination training program set forth in subparagraphs a. -
     c. above shall sign a statement in the form of Exhibit D to this Consent Decree, acknowledging that they have participated in and completed the non-discrimination training program.

                    e. For the duration of this Decree, Denny's also shall include instruction regarding Denny's duties and obligations under Title II of the 1964 Civil Rights Act and this Consent Decree, in all written training materials and formal training sessions dealing with treatment of the public provided in the ordinary course of business to its officers, employees or agents. Such instruction shall be developed by the Monitor and include a statement that Denny's cannot and will not reprimand, penalize, or otherwise retaliate against any officer, employee or agent for opposing or reporting alleged discrimination in the service and/or treatment of customers, in violation of applicable law and/or this Decree.

                    f.   Articles selected by the Monitor on the
     subjects of diversity, racial sensitivity and/or race relations shall be published a minimum of four (4) times per year in the Denny's Newsletter during the period in which this Decree is in effect.

               3.   Notice to and Training of Franchisees

                    a. Within thirty (30) days of the entry of this Decree, Denny's shall provide each of its franchisees nationwide with a copy of the Decree (and obtain a return receipt) and a letter informing them of their obligation to comply with Title II of the Civil Rights Act of 1964 and Section VI of this Decree. The letter shall explain that Denny's has entered into the Decree and is committed to a policy of non-discrimination. The letter shall explain the requirements of the Decree and, specifically, that appropriate employees of the franchisees will be required to attend training sessions as set forth in the Decree.

                    b. All new franchise agreements as to which offering circulars are distributed by Denny's on or after June 1, 1994, shall expressly provide that a failure by the franchisee to comply with Title II of the Civil Rights Act of 1964 and this Consent Decree will constitute an act which reflects materially and unfavorably upon the operation and reputation of Denny's business and trademark and, if not corrected, shall subject the franchisee to sanctions by Denny's including, but not limited to, cancellation of the franchise agreement. During the term of this Decree, Denny's must inform the Monitor, the United

     States and counsel for the Plaintiff Class within fifteen (15) days of obtaining knowledge that any franchisee has failed to comply with the Public Accommodations Act and/or the applicable provisions of this Decree and the action, if any, taken by Denny's. If the United States and/or counsel for the Plaintiff Class objects to the action (or inaction) taken by Denny's, the parties shall endeavor, in good faith, to resolve all issues concerning the franchisee s violation of this Decree pursuant to the Dispute Resolution Procedure, before bringing such matters before the Court.

                    c. No later than thirty (30) days following the effective date of this Decree, Denny's shall amend its Franchise Operations Manual pursuant to the applicable section of Denny's franchise agreements to expressly require all franchisees to comply with Title II of the Civil Rights Act of 1964 and the provisions of this Decree that are applicable to franchisees. Pursuant to the applicable sections of Denny's franchise agreements, a franchisee's failure to comply with this amendment to the Franchise Operations Manual shall subject the franchisee to sanctions by Denny's including, but not limited to, cancellation of the franchise agreement. During the term of this Decree, Denny's must inform the Monitor, the United States and counsel for the Plaintiff Class within fifteen (15) days of obtaining knowledge of any franchisee who has failed to comply with this amendment to the Franchise Operations Manual and the action, if any, taken by Denny's. If the United States and/or counsel for the Plaintiff Class objects to the action (or inaction) taken by Denny's, the parties shall endeavor, in good faith, to resolve all issues concerning the franchisee's compliance with this amendment to the Franchise Operations Manual pursuant to the Dispute Resolution Procedure, before bringing such matters before the Court.

                    d.   In addition to the provisions of subparagraphs
     a. through c. above, pursuant to the applicable sections of Denny's franchise agreements, Denny's shall consider any failure of a franchisee to comply with Title II of the Civil Rights Act of 1964, as determined by a final judgment of a court of competent jurisdiction, to be conduct which reflects materially and unfavorably upon the operation and reputation of Denny's business and trademark, and Denny's shall therefore consider any such violation of the law by a franchisee to be sufficient grounds for immediate termination of the franchise agreement in accordance with the terms of the franchise agreement; provided, however, that nothing herein shall require Denny's to terminate the franchise agreement where Denny's and the Monitor are satisfied that the franchisee has taken appropriate steps to avoid future violations of the Public Accommodations Act. If the United States and/or counsel for the Plaintiff Class objects to the action (or inaction) taken by Denny's, the parties shall endeavor, in good faith, to resolve all issues concerning the franchisee pursuant to the Dispute Resolution Procedure, before bringing such matters before the Court.

                    e. Pursuant to the appropriate section of the Denny's franchise agreement, Denny's shall apply the non-discrimination training program requirements set forth in subsections 2.a. - d. above to its franchisees. Accordingly, within thirty (30) days of the implementation of the non-discrimination training program outlined in subsections 2.a. - d. above, Denny's shall give each franchisee written notice, pursuant to the appropriate section of the franchise agreement, of the commencement of such non-discrimination training program. Denny's shall require all existing and newly hired General Managers, Restaurant Managers, Managers in Training, Servers, Hosts/Hostesses, buspersons and security personnel employed by Denny's franchisees to attend the non-discrimination training program as set forth in subsections 2.a. - d. With respect to live training of management personnel, Denny's shall satisfy this provision by providing timely notice to franchisees of the dates and locations of live training sessions in their division and informing them that management personnel are required to attend the live training. However, the Monitor may excuse a franchisee from the requirement that management personnel receive live training, and may instead require such management personnel to undergo training in a different manner, such as video and/or tele-conference training. In determining whether a franchisee's manager may be excused from receiving live training, the Monitor shall consider the burden and cost to the franchisee as well as the purposes of the Decree and the franchisee's restaurant's past record of complaint activity and testing results. Denny's shall impose no charge on the franchisees for conducting such non-discrimination training program. All management personnel of Denny's franchisees whose restaurant location is 100 miles or less from a site where live training is provided must attend live training.

                    f. The United States and the Plaintiff Class shall not seek to hold Denny's in violation of the Consent Decree for the refusal of a franchisee to participate in the non-discrimination training program set forth above, provided that Denny's has made best efforts to secure compliance on the part of the franchisee. However, Denny's shall provide the Monitor, the United States and counsel for the Plaintiff Class with the name and location of any Denny's franchisee which refuses or fails to participate in the training sessions within fifteen (15) days of when Denny's first receives knowledge of such refusal or failure.

          D.   Notice to the Public and Advertising

          Denny's shall inform the public generally and all potential customers specifically of their non-discrimination policies as follows:

               1. Pursuant to the Original Decree, Denny's has posted at each public entrance to its restaurants, and in a location clearly visible to patrons, a sign indicating that the facilities are open and that service will be provided to all persons without regard to Race or color. The sign has dark letters at least one inch (1") high on a contrasting background. Denny's and any successor in interest shall maintain these signs at all times that this Decree is in effect. Denny's or any successor-in-interest shall cause to be posted in any new company-owned restaurants such signs when any such restaurants open.

               2. Pursuant to the appropriate provision of the franchise agreement, Denny's shall require each of its franchise restaurants to display the sign in accordance with the requirements of paragraph 1. The United States and counsel for the Plaintiff Class shall not seek to hold Denny's in violation of the Consent Decree for the refusal of a franchisee to display the sign, provided that Denny's has made best efforts to secure compliance on the part of the franchisee. However, Denny's shall provide the Monitor, the United States and counsel for the Plaintiff Class with the name and location of any Denny's franchisee which refuses or fails to display the sign within fifteen (15) days of Denny's knowledge of such refusal or failure.

               3. With the exception of highway billboards, Department of Transportation highway signs, and advertisements or promotional materials that appear in individual Denny's restaurants, the non-discrimination statement described above in paragraph 1 shall be readily legible in all written media (newspapers, magazines, posters, brochures, fliers, etc.). The statement shall appear in a type size that conforms to the following requirements:

                    a. Where other parts of the advertisement or promotional statement appear in only one type size, the non-discrimination statement must also appear in the same type size;

                    b. Where other parts of the advertisement or promotional statement appear in two sizes, the non-discrimination statement may appear in either type size; and

                    c. Where other parts of the advertisement or promotional statement appear in three or more type sizes, the non-discrimination statement shall appear in the next to smallest type size.

               4. All menus and nationally distributed brochures (e.g., Denny's Travel Guide) shall contain the non-discrimination statement described in paragraph 1 above. The statement shall appear in a type size that conforms to the requirements set forth in subparagraphs 3.a. - c. above.

               5. Pursuant to the Original Decree, Denny's has developed and placed newspaper advertisements in the San Jose Mercury News, San Francisco Chronicle, Sacramento Bee, Oakland Tribune, San Diego Union, and Los Angeles Times that comply with Paragraph 3 above, and such advertisements have run for four (4) days at least twice juring the period of April 1, 1993 through March 31, 1994. To help ensure that non-white persons are notified that they are welcome as customers of Denny's Restaurants, Denny's, for the period that this Decree is in effect, shall, in consultation with the Civil Rights Monitor, continue to place newspaper advertisements for Denny's Restaurants in the San Jose Mercury

     News, San Francisco Chronicle, Sacramento Bee, Oakland Tribune, San Diego Union, and Los Angeles Times, that comply with paragraph 3 above. The first set of advertisements shall be developed no later than sixty (60) days following the retention of the Monitor. The placement of such advertisements shall begin no later than thirty
     (30) days following She development of the advertisements, and shall be run for four (4) days at least two (2) times per year. The size of the advertisement shall equal or exceed a quarter of a page. The advertisements containing the non-discrimination statement may be of the type and nature customarily used by Denny's to advertise its products and/or services.

               6. Beginning with the effective date of this Decree, a minimum of thirty (30%) of the aggregate total of persons appearing annually in all newspaper advertisements and all other promotional materials including, but not limited to, brochures, flyers, coupons, or any other materials (collectively "advertisements") that depict persons shall be identifiably non-white. At least twenty-five percent (25%) of the aggregate total shall be identifiably African-American. With the exception of advertisements that feature a sole spokesperson, advertisements that solely feature non-white persons shall not be utilized in the computation of the above percentages. The computation of the percentage shall specifically exclude advertisements in which the "Corlick Sisters" are the only persons that are featured.

                    a.   with respect to television commercials,
     African-American persons shall be principally featured as employees or customers a minimum of twenty-five percent (25%) of the time during which any employees or customers of Denny's are depicted. This percentage shall be computed by dividing the number of seconds each African-American person is depicted as a customer or employee in a television commercial by the number of seconds any person is depicted as a customer or employee in a television commercial. The computation of this percentage shall specifically exclude television commercials in which the "Corlick Sisters" are the only persons that are featured.

                    b. During each one-year period in which this Decree is in effect, any principals depicted as employees or customers in television commercials shall be identifiably non-white persons, other than African-Americans, a minimum of five percent (5%) of the time during which any employees or customers of Denny's are depicted during each one-year period; or, in the alternative, a minimum of five percent (5%) of the total number of principals depicted as employees or customers during each one-year period shall be identifiably non-white persons, other than African-Americans. The five percent (5%) of the time measure shall be calculated by the same method used to calculate the time during which African-Americans are depicted as customers or employees, except that the measure shall be applied to all commercials aired during each one-year period, not to each commercial aired. The five percent (5%) of the principals measure shall be calculated based upon all commercials aired during each one-year period, not as to each commercial aired. The computation of this percentage shall specifically exclude television commercials in which the "Corlick Sisters are the only persons that are featured

               7. All advertisements called for in this section shall be distributed in a nondiscriminatory manner to convey the message that non-white persons are welcome as customers at all Denny's Restaurants.

                                   VIII
                                  TESTING

          A. Testing of Denny's Restaurants and its franchisees nationwide shall be conducted to monitor Denny's practices at its restaurants and franchises. The costs and expense of all tests shall be paid by Denny's.

          B. No fewer than 450 tests per year, excluding California, shall be conducted during the first two (2) years of this Consent Decree. The tests shall be conducted by an independent civil rights organization experienced in testing selected by the Monitor, with the approval of the United States. Within ninety (90) days of the entry of this Decree or retention of the Monitor, whichever is later, the Monitor shall notify the United States of the names of independent civil rights organizations it proposes to use to satisfy the requirements of this section. If the United States does not object within fifteen (15) days of receipt of this information, Denny's may select the organizations proposed. If the United States objects, the parties shall endeavor, in good faith, to resolve all issues concerning the appropriateness of the civil rights testing organizations pursuant to the Dispute Resolution Procedure, before bringing such matters before the Court.

          C. No fewer than 175 tests during the first year and no less than 150 tests during the second year must be conducted during the term of this Decree in California. The tests shall be conducted by independent civil rights organizations experienced in testing selected by Denny's, with the approval of the United States and counsel for the Plaintiff Class as provided in section VIIIB.

          D. If, at any time after tests have been conducted for two years, the Monitor determines that a smaller number of tests per year are adequate to accomplish the purpose of the testing provided for in this Decree, the Monitor may reduce the numbers of tests conducted to 300 tests per year outside of California and 100 tests per year in California for the remaining term of this Decree with the written approval of the United States and counsel for the Plaintiff Class (approval of Plaintiff Class limited to California tests only). Such consent shall not be unreasonably withheld. If the United States and/or counsel for the Plaintiff Class withhold such approval, and Denny's objects, the parties shall endeavor, in good faith, to resolve all issues concerning approval of a reduction in the number of tests per year pursuant to the Dispute Resolution Procedure, before bringing such matters before the Court.

          E. Nothing in this Decree shall prevent the United States and/or counsel for the Plaintiff Class from utilizing their own testers to monitor Denny's practices during the term of this Decree at their own expense. However, nothing contained in this paragraph shall be construed to prevent the United States or counsel for the Plaintiff Class from recovering attorneys' fees and costs in connection with successful motion to enforce the Decree. Such costs may include the cost of testing conducted at the direction of the United States and/or counsel for the Plaintiff Class in connection with the successful motion to enforce the Decree. The United States and counsel for the Plaintiff Class also shall not be prevented from conducting non-testing investigations that include, but are not limited to, on-site observation of Denny's Restaurants and the treatment and service provided to customers, provided such investigations do not interfere with the normal business operations of the unit.

          F. The testing organizations may, at their discretion, consult with the Monitor, the

     United States and/or counsel for the Plaintiff Class regarding the timing, location and manner in which the tests will be conducted. However, the testing organizations, the Monitor, the United States or counsel for the Plaintiff Class may not, under any circumstances, disclose to Denny's the timing and/or location of a test conducted pursuant to this Section before the test has been completed.

          G. The results of all tests conducted pursuant to this section and supporting documentation, if requested, shall be reported to the Monitor, Denny's, the United States, and counsel for the Plaintiff Class. Where such results indicate a possible violation Of this Consent Decree (i.e., disparate treatment on the basis of race or color), the Monitor shall conduct an investigation of the facts and circumstances underlying such tests. Within fifteen (15) days of the completion of his or her investigation, the Monitor shall provide Denny's, the United States and counsel for Plaintiff Class with a report containing his or her conclusions and recommendations, if any, made to Denny's. Denny's shall respond or implement the Monitor's recommendations within fifteen (15) days of their receipt. If Denny's disagrees with or refuses to implement the Monitor's recommendations, the Monitor and the other parties shall attempt, in good faith, to resolve such potential breaches of this Decree pursuant to the Dispute Resolution Procedure, prior to bringing the matters before the Court.


                                    IX
           MONITORING. RECORD-KEEPING AND REPORTING REQUIREMENTS

          A.   Civil Rights Monitor

               1. In order to ensure equal access to Denny's franchised and company-owned restaurants for all persons on a nondiscriminatory basis, a Civil Rights

     Monitor shall be selected within seventy-five (75) days from the effective date of the Decree's injunctive provisions. The selection shall be made pursuant to the provisions set forth below.

               The purpose of the Monitor is to ensure that this Decree is implemented effectively and to assist the United States and Plaintiff Class in monitoring defendants' compliance with this Decree. Although Denny's must pay the costs and expenses associated with the Monitor's position and his or her duties, the Monitor is responsible to the Court, the United States and Plaintiff Class. The Monitor may at any time consult with the United States and counsel for the Plaintiff Class regarding Denny's compliance with this Decree. The Monitor shall consult with Denny's primarily through Denny's designated officer, but may also consult with other Denny's employees as required by this Decree or as the Monitor deems necessary or appropriate.

               The Monitor shall provide Denny's with information concerning Denny's compliance with the Decree within a reasonable time after a request for such information is made by Denny's. The Monitor, however, may withhold any information from Denny's he or she reasonably determines is necessary, provided he or she informs Denny's of the nature of the information and the reason(s) it is being withheld within ten (10) days of Denny's request. If Denny's objects within ten (10) days of being informed of the withheld information, Denny's shall endeavor to resolve all issues concerning the withheld information, pursuant to the Dispute Resolution Procedure, before bringing such matters before the Court.

               In the event the Monitor determines that there is reasonable cause to believe that an act of discrimination has occurred in violation of the Public Accommodations Act and/or this Decree, he or she shall notify Denny's, the United States and counsel for the

     Plaintiff Class within fifteen (15) days of such determination and provide all relevant documents upon request.

               A copy of all communications (e.g., letters, memoranda, etc.) between Denny's and the Monitor shall be provided to both the United States and counsel for the Plaintiff Class, except where the Monitor determines that providing copies of certain documents would be an unwarranted burden and so informs the parties. The Monitor shall direct all questions concerning interpretation of this Decree to the United States and counsel for the Plaintiff Class. The Monitor shall implement the Decree as directed by both the United States and Plaintiff Class. Within three (3) business days of being advised of the United States' and Plaintiff Class' interpretation of the Decree, the Monitor shall send a letter to Denny's, with a copy to the United States and counsel for the Plaintiff Class, informing Denny's of Plaintiffs' interpretation of the Decree and of his or her intent to implement the Decree as directed within fifteen (15) days of the date of the letter. If Denny's does not object within ten (10) calendar days of the date of the letter, the Monitor shall implement the Decree as directed by the United States and counsel for the Plaintiff Class. If Denny's objects, the parties shall endeavor, in good faith, to resolve all issues concerning the interpretation of the Decree pursuant to the Dispute Resolution Procedure, before bringing such matters before the Court.

               2. As of the date of the filing of this Decree, the parties have been working cooperatively toward selection of a person to serve as the Monitor and, to the extent possible, that selection shall be made through a consensus of all of the parties. In the event the parties are unable to reach an agreement as to the selection of the Monitor, the selection of the Monitor shall be made by Denny's subject to the approval of the United States and counsel for the Plaintiff Class, which approval shall not be unreasonably withheld. The United States and/or counsel for the Plaintiff Class may, at their discretion, interview the person proposed by Denny's. If the United States and/or counsel for the Plaintiff Class has any abjection to Denny's proposed appointment, the objecting party shall notify Denny's within ten (10) days of receipt of the name and resume. If any disputes arise concerning the selection of the Monitor, the parties shall attempt to resolve them pursuant to the Dispute Resolution Procedure, before bringing such matters before the Court. Except upon approval by both the United States and counsel for the Plaintiff Class, Denny's may not offer or guarantee the Monitor employment, in any form, including a position as a consultant or independent contractor, for a period of five (5) years following the expiration of this Decree.

               3. The Monitor's qualifications shall include, but not be limited to, the following: (1) familiarity with and experience in the monitoring and enforcement of civil rights, specifically in the areas of race and ethnicity; and (2) familiarity with and experience in the education and training of employees in (a) civil rights laws, specifically in the areas of race and ethnicity and
     (b) the requirements of compliance with consent decrees or court orders. Preference shall be given to an individual who (1) is familiar with and experienced in testing procedures used to determine compliance with civil rights laws, specifically in the areas of race and ethnicity; and (2) is an attorney with experience in civil rights and the monitoring and enforcement of consent decrees or court orders. If Denny's is unable to locate a person who satisfies the above qualifications, Denny's shall certify that it has made a diligent effort to locate someone suitably qualified. The certification shall set forth in detail the steps Denny's took in attempting to locate someone for the Monitor's position. After such certification as been filed with the Court, the parties shall meet within fourteen (14) days of the filing of such certification to discuss revision of the qualifications and/or other candidates who may be suitable for the Monitor's position. If the parties are unable to reach an agreement as to the qualifications and/or hiring of the Monitor, the parties shall attempt to resolve the matter pursuant to the Dispute Resolution Procedure, before bringing such matters before the Court.

               4. The Monitor's job duties shall include, but not be limited to, the following: (1) preparation of all reports called for under the terms of this Consent Decree; (2) in-house monitoring and supervision of progress towards compliance with this Decree;
     (3) monitoring of the testing program; (4) investigating complaints regarding the treatment or service of customers who believe they have been discriminated against, or subjected to unequal treatment due to their race or color, or witnessed others being discriminated against due to the race or color of those persons; (5) investigating complaints by Denny's employees who believe they have witnessed discriminatory actions regarding customer service or treatment by other Denny's employees and/or managers or believe they have themselves been pressured to discriminate against customers by other Denny's employees and/or managers; (6) providing the United States and counsel for the Plaintiff Class any relevant information known to or available to the Monitor under any provision of this Decree upon reasonable request; (7) preparing a written semi-annual report for submission to the United States and counsel for the Plaintiff Class on or before June 30 and December 31 of each year beginning December 31, 1994, which shall describe at a minimum: (i) the activities and/or investigations of complaints, if any, undertaken by the Monitor in the preceding six months; (ii) the compliance and progress Of the non-discrimination training programs; (iii) the results of tests conducted by the independent civil rights organization(s) during the preceding six months; and
     (iv) setting objectives for the next six months to eliminate any concerns of discrimination which the Monitor has identified; (8) meeting and conferring with counsel for the parties to consider suggestions for implementing the spirit and letter of this Decree and to clarify any information contained an the Monitor's reports; and (9) to provide reasonable cooperation to all parties in implementing the provisions and purposes of this Decree.

               5. Denny's shall provide the Monitor with appropriate support staff and resources to carry out his or her duties effectively. In carrying out his or her duties and making recommendations, the Monitor shall take into consideration the cost-effectiveness of methods for implementing the purposes and provisions of this Decree. Nothing shall require or preclude the Monitor from selecting the most economical method for implementing the provisions of the Decree. The United States and/or counsel for the Plaintiff Class may at any time evaluate the Monitor's support staff and resources. If the Monitor and/or the United States and/or Plaintiff Class believes that the Monitor's support staff and resources are inadequate to carry out the provisions and purposes of this Decree, that party shall attempt to resolve those issues with Denny's pursuant to the Dispute Resolution Procedure, before bringing such matters before the Court.

               6. Upon agreement of all parties to this Decree, the Monitor may be removed upon thirty (30) days notice. Any party may seek the removal of the Monitor on the ground that the Monitor has repeatedly failed to perform adequately any duties established by this Decree in such a manner as to undermine substantially the achievement of the purposes and provisions of this Decree. To the extent practicable, the objecting party shall give the Monitor an opportunity to cure any deficiency prior to seeking his or her removal. Also, prior to seeking the Monitor's removal by the Court, the objecting party shall meet and confer with all other parties, pursuant to the Dispute Resolution Procedure, to seek their concurrence in the Monitor's removal. If a new Monitor must be selected, the parties shall follow the procedures set forth below.

               7. If, for any reason, it becomes necessary to replace the Monitor, the parties shall attempt to select a new Monitor through a process involving Denny's, the United States, counsel for the Plaintiff Class and Class Counsel in the case of Dyson et al.
     v. Denny's Inc. et al., United States District Court Case No. DKC-93-1503 (D. Md.), and attempt to reach a consensus on the most qualified person available. If this process does not result in an agreement as to the selection of the new Monitor, the selection of the new Monitor shall be made by Denny's subject to the approval of the United States and/or counsel for the Plaintiff Class, which approval shall not be unreasonably withheld. The United States and/or counsel for the Plaintiff Class may, at their discretion, interview the person proposed by Denny's. If the United States and/or counsel for the Plaintiff Class have any objection to Denny's proposed appointment, the objecting party shall notify Denny's within ten (10) days of receipt of the name and resume. If any disputes arise concerning the appointment of the Monitor, the parties shall attempt to resolve them voluntarily, pursuant to the Dispute Resolution Procedure, before bringing such matters before the Court. Except upon approval by both the United States and counsel for the Plaintiff Class, Denny's may not offer or guarantee the Monitor employment, en any form, including a position as a consultant or independent contractor, for a period of five (5) years following the expiration of this Decree.

               8. The Monitor shall be responsible for investigating all complaints of discrimination against customers on the basis of race or color in Denny's restaurants and franchisees after May 24, 1994. All complaints received by Denny's after May 24, 1994, concerning discrimination in the service of customers shall be directed to the Monitor for investigation.

               Any obligation of Denny's to investigate claims of discrimination in the service and/or treatment of customers on the basis of race or color shall be satisfied by Denny's referral of such claims to the Monitor. However, nothing contained in this Decree shall prohibit Denny's from conducting its own investigation of allegations of discrimination in the service and/or treatment of customers on the basis of race or color, provided such investigation does not interfere with the Monitor's investigation. In the event that Denny's, after receiving notice of a complaint from the Monitor (see Section IXC.4. below) or otherwise, desires to investigate a complaint of discrimination, Denny's shall notify the Monitor of its intention to investigate the complaint. The Monitor shall have ten (10) days from the date of receipt of Denny's notice of intention to investigate in which to object to the undertaking and timing of an investigation of a particular complaint by Denny's. If the Monitor objects, and Denny's and the Monitor are unable to resolve whether and/or when Denny's should investigate a particular complaint, then Denny's shall attempt to resolve the matter with the Monitor pursuant to the Dispute Resolution Procedure, before bringing such matter before the Court. A contemporaneous on-site inquiry by a restaurant level manager or restaurant level supervisor into a complaint of discrimination shall not be deemed an investigation for purposes of this subsection.

               9. As part of the Monitor's preparation to perform his or her duties under this Decree, the Monitor shall spend two (2) weeks within the first three (3) months of his or her employment working and observing in one or more Denny's Restaurants. During the two week period, the Monitor shall be exposed to all restaurant operations and shifts, including, without limitation, weekend and "late night" or "graveyard" shifts.

          B.   Record-Keeping

               1. Record-Keeping in General. The parties acknowledge that certain information provided pursuant to this Decree is required for the sole purpose of investigating, monitoring and enforcing Denny's compliance with Title II of the Civil Rights Act of 1964 and this Decree. All records, reports and other documents maintained or produced pursuant to the terms of this Decree shall be kept confidential and used and/or disclosed solely for the purposes of this Decree. The Monitor, Denny's, the United States and counsel for the Plaintiff Class shall not disclose such information to any person not a party to this Decree, except as is reasonably necessary to enforce, monitor or administer the provisions of this Decree or to comply with otherwise applicable laws. Any inadvertent disclosure of such confidential information to a person not a party to this Decree shall not constitute contempt unless such disclosure was willful. If the Monitor, the United States and/or counsel for the Plaintiff Class desire to disclose information made confidential by this section for any purpose other than to enforce or monitor the purposes and provisions of this Decree or to comply with otherwise applicable laws, that party shall notify the other parties to this Decree of the information it seeks to disclose and the reasons for disclosing it. The United States is required to notify the other parties of its intention to disclose information only to the extent required by applicable law and regulation. Thereafter, the parties shall attempt to resolve all issues concerning the disclosure of such information pursuant to the Dispute Resolution Procedure.

               2.   Application of Attorney-Client Privilege And
               Work-Product Doctrine.

               Nothing in this Decree shall be construed as a waiver of attorney-client privilege or attorney work-product doctrine by defendants, nor shall defendants be obligated to report on or disclose information that is protected by the attorney-client privilege and/or attorney work-product doctrine, provided, however, that if the Monitor uses the services of an attorney, or of an employee or agent of an attorney, to assist in the investigation of a complaint of discrimination pursuant to this Decree, no statements, reports, summaries, recommendations, documents and/or other information and materials created and/or collected as a result of the investigation shall be subject to any privilege, including but not limited to, the attorney-client and attorney work-product privileges, even if the attorney is employed by defendants; accordingly, no such documents, information or materials created and/or collected in the course of complaint investigation directed by the Monitor-shall be withheld from the United States, counsel for the Plaintiff Class or the Monitor on the basis of privilege. The parties stipulate that attorneys and employees and agents of attorneys who are retained by the Monitor to assist in the investigation of complaints of discrimination shall be deemed to be retained for purposes other than the provision of legal advice. The parties further stipulate that all statements, reports, summaries, recommendations, documents, and/or other information and materials created and/or collected in the course of such an investigation shall be deemed to be made, prepared or compiled for purposes other -than the anticipation of litigation.

               3.   Civil Rights Monitor

               For the duration of this Decree, the Civil Rights Monitor shall maintain the following records (or other computerized counterparts):

                    a. Records of all oral and written, formal and informal complaints of discrimination on the basis of race or color concerning Denny's service and treatment of customers filed or submitted by any customer, potential customer, or employee. This paragraph shall apply to all complaints, letters, or notices filed or submitted to any of Denny's or Flagstar Corporation's officers, employees or agents, including, but not limited to, all complaints submitted to Denny's franchisees, Flagstar Corporation's corporate headquarters and divisional offices.

                    b. All records relating to written, video or oral training materials, including but not limited to, non-discrimination training program materials, instructions, directives, guidelines, policy statements, and formal training sessions provided to all Denny's personnel.

                    c. Representative copies of all advertisements and promotional materials in all media and all records relating to the dates and/or times and media where such advertisements or promotional material appeared and where and how such materials were disseminated and distributed.

                    d. All records and results derived from and relating to any and all tests conducted pursuant to Section VIII of this Decree.

                    e. All records relating to implementation of any provision of this

     Consent Decree.

                    No later than three (3) months following the expiration of the Decree, the Monitor shall provide Denny's with all the documents and records collected during the term of the Decree. Upon request,- the Monitor shall provide the United States and/or counsel for the Plaintiff Class with a copy of all the documents and records collected during the term of the Decree.

               4.   Denny's

               Denny's shall not destroy or dispose of any documents or records it creates or generates, or receives from the Monitor, that pertain to the Decree for the period set forth below. Denny's shall maintain all documents and records provided by the Monitor as well as all documents and records maintained and/or generated by Denny's that pertain to the Decree for a period of five (5) years following the date the Monitor provides Denny's with all the documents and records.

               For a period not to exceed six (6) months beyond the expiration of this Decree, the United States and counsel for the Plaintiff Class shall, upon ten (10) days notice, be permitted to inspect and copy any of the records described in the Record-Keeping provisions Of this Consent Decree.

               5.   Complaints of Discrimination Under the Original Decree

               With respect to complaints alleging discrimination in the service or treatment of customers that arise from incidents at Denny's franchised and company-owned restaurants on or before May 24, 1994, the Monitor will not be required to investigate such complaints because this Decree is intended to settle any legitimate claims asserted in such complaints.

     However, to the extent such information is available to Denny's, Denny's shall provide the Monitor with a report indicating the name of any individual who has complained of discrimination in the service or treatment of customers, the date of the alleged incident of discrimination, and the location of the alleged incident. To aid Denny's in its effort to assure that there is no discrimination in its franchised and company-owned restaurants, the Monitor shall review the report for the purpose of determining if the alleged incidents of discrimination suggest a pattern or practice of discrimination in the service or treatment of customers in any particular division, region, district, restaurant or franchisee of Denny's. If the Monitor determines that the complaints suggest such a pattern or practice or otherwise concludes that a complaint warrants further investigation, the Monitor shall investigate such complaints to the extent necessary to ensure that no discrimination in the service or treatment of customers exists or that appropriate remedial action can be taken to correct any such pattern or practice the Monitor may find.

          C.   Reporting Provisions

               1. Preliminary Meeting. No later than ninety (90) days following the commencement of employment by the Monitor, the Monitor and counsel for all parties shall attend a preliminary meeting at a location designated by the Monitor. The purpose of the meeting is, among other things, for the Monitor to describe the activities that have been and will be taken with respect to the implementation of the Decree and for the parties' counsel to discuss any relevant issues concerning the implementation of the Decree.

               In addition to the preliminary meeting, the Monitor, as he or she deems appropriate, may schedule meetings and/or conference calls with the parties' counsel to discuss any relevant issues concerning the implementation and enforcement of the Decree.

               2.   Semi-Annual Reports

               No later than December 31, 1994, and every six months thereafter for the duration of the Decree, the Monitor shall serve on the United States, counsel for the Plaintiff Class and Denny's a report containing the following information;

                    a. A list of all advertisements and promotional materials which were published, printed, disseminated or aired during the reporting period, together with a statement indicating the dates and media where it appeared and where and how promotional materials were disseminated or distributed. With respect to television commercials, Denny's shall verify the depiction of human persons by providing the Monitor, counsel for the United States and Plaintiff Class with the following information:

                         i.   A videotape and list of all commercials
     produced during the preceding six months;

                         ii.  The total number of employees and
     customers depicted as principals in each commercial, broken down by race, and the amount of time each person appears as a principal;

                         iii. The number and location of market(s) in which each of the commercials aired;

                    b. The first report shall include a certification that the non-discrimination training program required in section VIIC2.a,e. above has been or is scheduled for completion, and the whereabouts of copies of all employee acknowledgments required by this Decree.

                    c.   Each report thereafter shall contain a
     description of all training activity conducted pursuant to section VIIC.2. above which has occurred during the reporting period along with copies of all written materials distributed or any videotapes produced.

                    d. Each report shall contain the results of all testing conducted pursuant to section VIII of the Decree.

               3.   Reports To Testing Organizations

               No later than December 31, 1994, and every six months thereafter for the duration of the Decree, the Monitor shall serve on the appropriate testing organization(s), a report which contains the dates, restaurant locations and a description of complaints of alleged discrimination at Denny's restaurants or franchisees received by the Monitor during the preceding six (6) months.

               4.   Reports Re: Complaints Of Discrimination

               No-later than sixty (60) days following the retention of the Monitor, and every sixty (60) days thereafter, the Monitor shall serve on Denny's, the United States and counsel for the Plaintiff Class a report of all complaints of discrimination received within the sixty (60) days. Each report shall contain details of any complaint received by the Monitor during the preceding sixty (60) days, charging or alleging discrimination, on the ground of race or color, with respect to service or treatment of customers at any Denny's restaurant or franchises, including a description of any action taken in response to such complaint.

          D.   Dispute Resolution Procedure

               1. If differences arise between any of the parties and/or the Monitor with respect to Denny's compliance with, interpretation of, or implementation of the terms of this

     Decree, an earnest effort shall be made by the parties to resolve such differences promptly in accordance with the following Dispute Resolution Procedure:

               2. If one party believes an issue must be resolved, it shall promptly notify the other party in writing of the issue and the facts and circumstances relied upon in asserting its position. The party notified of the issue shall be given a reasonable period of time (not to exceed fifteen (15) days) to review the facts and circumstances and to provide the party raising the issue with its written position including the facts and circumstances upon which it relies in asserting its position. Within a reasonable period of time thereafter (not to exceed fifteen (15) days), the parties shall meet, by telephone or in person, and attempt to resolve the issue informally. If a party believes that resolution cannot be achieved following a meeting to discuss the dispute, the party shall promptly notify the other party in writing that it is terminating discussions, and shall specify its final position with regard to resolving the dispute.

               3. Nothing in this Section shall prevent any party from prompt by bringing an issue before the Court when, in the moving party's view, the facts and circumstances require immediate court action the moving party's papers shall explain the facts and circumstances that necessitate immediate court action. If any party brings a matter before the Court requiring immediate court action, the opposing party(ies) shall be provided with appropriate notice under the Local Rules of this District and the Federal Rules of Civil Procedure.


                                     X
                          CLASS MONETARY RELIEF

          A.   Monetary Settlement Fund

               1.   Establishment of Monetary Settlement Fund:
     Defendants shall pay the sum of $28,000,000.00 {twenty-eight million dollars) ("Settlement Payment") to establish a fund to be used for resolving monetary claims of the named plaintiffs and class members in accordance with the procedures of this section. Within ten (10) business days after preliminary approval of this Consent Decree, Defendants shall deposit the Monetary Settlement into a trustee account at a financial institution selected by Saperstein, Mayeda & Goldstein under the control of Defendants and Saperstein, Mayeda & Goldstein. Defendants may elect to extend the date by which the monetary settlement must be deposited into such account. Such extension, however, shall not exceed beyond twenty
     (20) business days after preliminary approval by the Court. For each day beyond ten (10) business days after preliminary approval that the monetary settlement is not deposited in the above-referenced account, Defendants shall pay interest at the rate of five percent (5%) annually. In the event that this Decree is not finally approved by the Court, within 10 (ten) days of issuance of an order denying Final Approval, the Settlement Payment plus all interests and proceeds therefrom shall be returned to Denny's.

               2. Allocation of Monetary Settlement Fund: The fund shall be allocated in the following manner: $1,000,000.00 shall be allocated as a "Class Representative Fund" and used to pay equal shares of $25,000.00 each to the named plaintiffs as identified in the Second Amended Complaint, filed concurrently herewith; $50,000.00 shall be allocated as a "Reserve Fund" to be used to pay any otherwise valid claims which are excluded from the Class Monetary Distribution through error or omission of the Class Administrator, Class

     Counsel, Defendants or their counsel; and the balance, less any reduction for opt-outs in accordance with the provisions of Paragraph 3 below, shall be allocated as the "Class Fund" to pay claims of qualified class members who file claims in accordance with the provisions of this Decree.

               3. Reduction of Opt-Outs: The Class Fund shall be reduced by the sum of $3,000.00 (three thousand dollars) for each class member who submits a timely opt-out statement to the Claims Administrator pursuant to the procedures described in section X.E.2. However, the Class Fund shall not be reduced for any opt-out statement filed by any potential class member who has retained counsel other than Class Counsel and initiated a lawsuit or other legal proceeding against Denny's prior to May 24, 1994. Nor shall the Class Fund be reduced by the filing of an opt-out statement by any potential class member who affirmatively states in his or her opt-out statement that he or she does not intend to initiate a lawsuit or other legal proceedings against Denny's.

          B.   Definition of the Class

               1. Plaintiff Class and Defendants hereby agree and stipulate that the class shall consist of all African-American customers of Denny's franchised and company-owned restaurants in California and their companions who at any time commencing on November 14, 1988 and ending on May 24, 1994 were subjected to discriminatory customer treatment and/or service practices on the basis of race or color, including but not limited to:

                    a.   Payment for meals prior to consumption
                    ("prepayment");

                    b.   Payment of a "cover charge" prior to service;

                    c. Denial of or delay in seating until after later-arriving non

     African-American customers were seated or served;

                    d. Denial of a complimentary "birthday meal" or other promotional items or programs;

                    e.   Forced removal from the restaurant;

                    f. Charges for services or food items for which non African American customers were not charged; and

                    g. Other forms of differential service based on race or color.

               2. Certification: The Plaintiff Class and Defendants agree and stipulate that for purposes of settlement of monetary relief claims, this case shall be certified under Federal Rule Civil Procedure 23(a) and 23(b)(3), and under Federal Rule Civil Procedure 23(a) and 23(b)(2) for the purposes of settlement of injunctive relief claims.

               3. Class Counsel: The following law firms are designated as Class Counsel through Final Approval:

          Saperstein Mayeda & Goldstein
          1300 Clay Street
          Oakland, CA 94612

          Public Interest Law Firm
          111 West St. John, Suite 315
          San Jose, CA 95113

          The law firm of Saperstein Mayeda & Goldstein shall serve as Class Counsel following Final Approval.

          C.   Claims Administrator

               1. Selection of Third Party Claims Administrator: The parties have jointly selected an organization to serve as the Denny's California Class Action Claims Administrator ("Claims Administrator"). The Claims Administrator shall be an organization or entity experienced and qualified in the administration of class action monetary settlement distribution and/or claims proceedings.

               2. Duties and Responsibilities: Instructions setting forth the duties and responsibilities of the Claims Administrator shall be filed with the Court and may be amended by agreement of-the Plaintiff Class and Defendants. The duties and responsibilities of the Claims Administrator shall include: (1) all class notice, claim form and monetary distribution mailings; (2) tracking the return of claims forms; (3) arranging for tracing of class members whose notices and/or checks are returned as undeliverable; (4) verifying the identity of class members; (5) initial review of all claims, including obtaining supplemental information from claimants; (6) notifying claimants whose claims are disputed or rejected of their right to appeal to the Special Master; (7) receiving and forwarding to the parties and the Court all written objections and opt-out statements; (8) reporting to the Plaintiff Class and Defendants and the Court on the distribution process; (9) verifying fund balances; (10) preparing and submitting for review by the Special Master the final Class Monetary Distribution List; (11) filing any tax returns required to be filed on behalf of the Class Fund; and (12) such other duties as agreed by the parties which are necessary to carry out the provisions of this Consent Decree.

               3. Maintenance of Toll Free "800" Lines: Beginning on May 24, 1994 and continuing until June 30, 1994, and between July 29, 1994 and August 15, 1994, the Claims Administrator shall maintain and staff with live persons a toll free "800" line
     (1-800-836-

     0055) to receive calls from potential class members between the hours of 6:00 a.m. and 11:00 p.m. (Pacific Standard Time), Mondays through Fridays, and 8:00 a.m. and 5:00 p.m. (Pacific Standard
     Time), Saturday and Sunday. Between July 1, 1994 and July 28, 1994, and from August 15, 1994 until the Claims Administrator is relieved of its duties under this Decree, the Claims Administrator shall maintain and staff with a live person or persons a toll free "800" line to receive calls from potential claimants between the hours of 8:00 a.m. and 6:00 p.m. (Pacific Standard Time), Mondays through Fridays. At all other times until the Claims Administrator is relieved of his duties under the Decree, the line should be answered by a voice mail message recording device. These hours of telephone coverage shall be subject to revision and modification upon agreement of the parties based on the recommendation of the Claims Administrator.

               4. Reports from the Administrator: The Claims Administrator shall submit on a periodic basis as shall be agreed by the Plaintiff Class and Defendants, reports of such activities as shall be identified by the Plaintiff Class and Defendants. At any time Class Counsel or Defendants may request from the Administrator and the Administrator shall provide copies of Claim Forms, rejected claim data, requests for Special Master review of claim determination, decisions by the Special Master and any and all other documents or information related to this claims procedure.

               5. Payment of the Administrator: All fees and expenses of the Administrator to implement and carry out the duties and responsibilities identified in Paragraph C.2., above, shall be paid by defendants on a monthly basis.

          D.   Notice

               1. Mailed Notice: Within ten (10) days after preliminary approval of the Consent Decree by the District Court, Class Counsel shall prepare and deliver to Defendants and the Claims Administrator a computer disk containing the names and last known addresses or last known telephone numbers of all potential class members who contacted Class Counsel prior to or during the pendency of litigation ("Class Intake List").

               Within twenty-one (21) days after receipt of the Class Intake List from Class Counsel, the Claims Administrator shall cause to be railed, via first class mail, a notice, in the form of Exhibit E hereto, and a Claim Form, and instructions, in the form of Exhibit F hereto, to each person on the Class Intake List.

               2. Tracing of Mailed Notice: For each notice and claim form mailed to persons on the Class Intake List and returned as undeliverable, the Claims Administrator shall, within twenty (20) days after receipt of the undeliverable notice and claim form, arrange through IRSC or a comparable service, for a computer database trace for such potential class member and remail the notice and Claim Form to any additional address obtained for such potential class member. The costs of the IRSC or other comparable search shall not exceed an average of $15.00 per trace, and shall be billed y the Claims Administrator to and paid monthly by defendants.

               3. Published Notice:

                    a. Preliminary Approval: Within thirty (30) days of preliminary approval of the proposed Consent Decree by the Court, Saperstein Mayeda & Goldstein shall cause to be published the notice of settlement attached hereto as Exhibit G, in accordance with and in the publications identified in the notification plan attached hereto as Exhibit H.

     Defendants shall pay the costs for such publication of notice.

                    b. Final Approval: Within thirty (30) days of final approval of the proposed Consent Decree by the Court, Saperstein, Mayeda & Goldstein shall cause to be published notice of settlement and claims process attached hereto as Exhibit I, in accordance with and in the publications identified in the notification plan attached hereto as Exhibit H. Defendants shall pay the costs for such publication of notice. The combined cost of published notice for Preliminary and Final Approval shall not exceed $550,000.00 (Five hundred and fifty thousand dollars).

          E.   Provisions for Objections and Exclusions

               1. Objections: Potential class members who wish to present objections to the proposed settlement must do so in writing. Written objections must be received by the Claims Administrator-on or before July 18, 1994. Within three (3) days of receipt of a written objection, the Claims Administrator shall file the objection with the Clerk of the Court and serve copies of the objection on Class Counsel and defendants. The Claims Administrator shall retain copies of all written objections in its files until such time as the potential class member the Claims Administrator shall mail a Claim Form to the class member. Thereafter, and until the deadline, the Claims Administrator shall mail a Claim Form within twenty-four hours after receiving a written or telephone request for a Claim Form from a potential class member. Any written request for Claim Forms received by Class Counsel, defendants or their counsel, shall be forwarded to the Claims Administrator by facsimile within forty-eight hours (excluding weekends) of its receipt by the party, and commencing on June 1, 1994 and continuing through September 1, 1994, within seven days and thereafter, until the deadline for submission of Claim Forms, within twenty-four hours of receipt by the Administrator, the Administrator shall mail a Claim Form to the potential claimant. Any claimant who telephones Class Counsel, Defendants or their counsel and requests a Claim Form, shall immediately be referred to the Claims Administrator.

               3. Filing of Completed Claim Forms: All claims for monetary payment from the Class Fund shall be made in writing using the Denny's California Class Action Claim Form attached as Exhibit
     F. All Claim Forms must be signed by the claimant under penalty of perjury. Each potential class member, including minors, must submit his/her own Claim Form. A parent, legal guardian or next friend may complete and sign a Claim Form on behalf of a minor. Each class member is limited to filing and obtaining monetary payment for only one (1) Claim. If a class member experienced more than one discriminatory incident, all such incidents may be detailed on one
     (1) Claim Form. Each valid claimant, however, shall receive the same pro rata share of the Class Fund regardless of the number of discriminatory incidents he/she claims. All Claim Forms must be mailed to the Claims Administrator and postmarked by September 30, 1994.


               4. Initial Review of Claim Forms: The Claims Administrator shall initially review all Claim Forms to determine if the form is completely filled out and is properly signed. If the Claim Form is incomplete or is not properly signed, the Claims Administrator shall return the Claim Form to the claimant and the claimant shall be given thirty (30) days from the date of mailing within which to return to the Administrator the Claim Form completed and/or properly signed. The failure of a claimant to complete, sign or return their Claim Form within thirty (30) days shall result in a denial of their claim.

               5. Approval of Claims: The Claims Administrator also shall conduct an initial review of all Claim Forms to determine whether they present valid claims in accordance with the terms and provisions of this Decree. All claimants whose claims are determined to be valid by the Claims Administrator shall be eligible for a monetary payment from the Class Fund.

               6. Disputed Claims: If, upon initial review of the Claim Form, the Claims Administrator is unable to determine the validity of the claim, the Claims Administrator-shall so notify the claimant in writing and state the reasons why the information contained on the Claim Form is insufficient to determine the validity of the claim. The claimant shall be given thirty (30) days from the date of mailing of the notification in which to supplement or amend the Claim Form or provide such other information he or she wishes to assist the Claims Administrator in determining the validity of the claim. Upon further review of the Claim Form, including such additional information as may be submitted by the claimant, the Administrator shall (i) approve the claim, in which case, the claimant is eligible for payment from the Class Fund;
     (ii) reject the claim; or (iii) refer the claim as "unresolved" to Class Counsel for resolution.

               7. Unresolved Claims: All claims that the Claims Administrator is unable to resolve (i.e., either approve or reject) initially or after review of additional information submitted by the claimant, shall be referred for resolution to Class Counsel. Claimants whose claims are unable to be resolved by the Claims Administrator shall be so notified in writing of the reasons, including why the information contained on the Claim Form is insufficient to determine the validity of the claim and shall be further advised that their claims will be referred to Class Counsel for review and resolution. Class Counsel shall review and determine the validity of all claims unable to be resolved by the Claims Administrator.

               Class Counsel shall review and resolve all claims in accordance with the class definition and claim validity provisions of this Decree, see Sec. X.B. and X.F. Class Counsel may request additional information from the claimant to assess the validity of the claim. The failure of a claimant to respond to a request for additional information from Class Counsel within thirty (30) days shall result in the denial of the claim.

               Class Counsel shall complete its review and resolution of all Claims referred within thirty (30) days of receipt of the referral of an unresolved claim from the Administrator. Within twenty-four hours of resolution of an unresolved claim, Class Counsel shall cause to be issued to the Administrator by first class mail a copy of it's resolution of the claim in the form of a Disputed Claim Resolution Form. Within 200 days of Final Approval, Class Counsel shall resolve all unresolved claims referred by the Administrator. All fees and costs of Class Counsel incurred in the review and resolution of unresolved claims as detailed in this Consent Decree shall be paid by Defendants on a monthly basis.

               8. Rejected Claims: If the Claims Administrator or Class Counsel reject a claim as not meeting the terms or provisions of this Decree, the Administrator shall so notify the claimant in writing, including the reasons for the rejection and further notify the claimant that she or he has fourteen (14) days from the date of mailing of the notification of rejection within which to request in writing review by the Special Master.

               9.   Deadline for Administrator Review of All Claims:
     The Claims Administrator shall complete its review and issue a determination on all Claim Forms within eight (8) months of final approval of the Consent Decree.

          G.   Special Master

               1. Selection and Appointment: Within sixty (60) days after preliminary approval of the Consent Decree by the District Court, Class Counsel and Denny's shall select a Special Master who shall be responsible for review and resolution of rejected claims. The Special Master may be an attorney with civil rights litigation experience .

               2. Review of Appeals by the Special Master: The Special Master shall review and resolve all claims in accordance with the class definition and claim validity provisions of this decree, see Sec. X.B. and X.F. The Special Master may contact the claimant by telephone for additional information to assess the validity of the claim.

               The Special Master shall complete its review and resolution of all claims referred within twenty (20) days of receipt of the referral of a rejected claim from the Administrator whether or not the Special Master has received additional information.

               The Special Master shall issue a written decision on all rejected claims. Copies of the decisions shall be mailed to the claimant, Claims Administrator, and counsel for the parties. All determinations by the Special Master are final, binding and non appealable.

               3. Payment: All fees and costs of the Special Master incurred in carrying out the specific responsibilities detailed in this Consent Decree shall be paid by defendants.

          H.   Class Monetary Distribution

               1. Named Plaintiffs Monetary Distribution: Within ninety (90) days of final approval of the Consent Decree, each named plaintiff shall be paid $25,000 from the Monetary Settlement Fund.

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



               2. Class Monetary Distribution List: Within twenty (20) days after all claims have been resolved and no further appeals are sending, the Claims Administrator shall submit to the parties a final Class Monetary Distribution List. The Class Monetary Distribution List shall list the name of each qualified claimant as determined by the Claims Administrator, Class Counsel and the Special Master and the pro rata share amount (in dollars) for each valid claim.

               3. Payment of Class Shares: Each claimant who files a valid and timely claim shall be entitled to one (1) share of the Class Fund regardless of the number of discriminatory incidents claimed. Determination of the value of each class member share shall be based upon a pro rata division of the Class Fund (less applicable deductions for valid opt-outs, if any). The distribution formula itself shall not be subject to arbitration or review by the Claims administrator and is conclusively binding on all class members.

               Upon final approval of this Decree and submission of the Class Monetary Distribution List, Denny's and Class Counsel shall relinquish control of the trustee account to the Claims Administrator who shall within twenty (20) days thereafter process and mail via certified mail to all valid class members checks in the amount set forth in the Class Monetary Distribution List and a cover letter transmitting same. All checks shall be negotiable for up to sixty (60) days from the date of mailing, and the check and accompanying over letter shall so indicate.

               4. Undeliverable Claim Checks: For each check which is returned to the Administrator as undeliverable, the Claims Administrator shall within twenty (20) days conduct an IRSC or comparable search and remail via certified mail, return receipt requested, a check to such additional address as may be obtained through the tracing process. Such reissued checks shall be negotiable for up to sixty (60) days from the date of remailing. All returned checks to claimants for whom no additional address is obtained through the tracing process shall be held by the Claims Administrator for up to sixty (60) days. If no claim is made for the checks by the claimants during this period of time, the funds shall become part of and allocated to the "Reserve Fund" and distributed in accordance with the provisions of this Decree.

               5.   Class Fund Balance

                    a. Determination of Fund Balance: The Class Fund (less deductions for opt outs and the reserve fund, as set forth-above) shall be distributed to eligible class members who return valid Claim Forms.

                    No sooner than 120 days and no later than 180 days after the initial mailing of checks to claimants by the Claims Administrator, the Administrator shall determine and report to Plaintiff Class and Defendants, the amount, if any, of any balance (including accrued interest) remaining in the Class Fund and/or Reserve Fund and shall distribute the remaining funds to the United Negro College Fund designated for scholarships for California residents.

          I.   Attorneys' Fees and Costs

               1. Stage One Fees and Costs: Within ten (10) days of Final Approval of the Consent Decree by the District Court,
     Defendants shall pay to Class Counsel $6.8 million in settlement of fees and costs for work on the liability phase of the litigation up through Final Approval of the Consent Decree by the Court.
     The amount is to be paid in full, as set forth herein, regardless of whether any appeal or collateral attack is filed.

               2. Stage Two Fees and Costs: Class Counsel shall be paid their attorneys' fees, at their current hourly rates, and costs for all work reasonably performed on the distribution of class monetary funds, any appeal and all work on monitoring the Injunctive Decree subsequent to final approval of this Decree on a monthly basis; payment shall be due within thirty (30) days from submission to defendants.

               3. Costs: All costs, including without limitation costs and fees for and incurred by the Claims Administrator and Special Master, including but not limited to costs associated with publication and mailing of the Notice, mailing and processing of claims, reviews by the Claims Administrator and distribution of monies, tracing by IRSC or other comparable service, and bank fees, shall be paid by Defendants.

          J.   Release Of Claims By Plaintiff Class

          The negotiation and entry of this Decree have been undertaken by the parties for the purpose of settling the claims of the Plaintiff Class. Upon entry of the Decree, the defendants, Denny's franchisees and their respective parents, subsidiaries, directors, officers, agents and employees shall be, and hereby are, fully released and forever discharged from any and all claims, demands, charges, complaints, rights and causes of action of any kind, known or unknown, by the Plaintiff Class, and each of its members who do not timely request exclusion from the Class, that arise out of or related to the incidents of discrimination alleged in the Second Amended Complaint within the Class Period. The entry of this Decree fully settles the allegations that have been, could have been, or in the future might be claimed or asserted against the defendants or Denny's franchisees in this case by the Plaintiff Class and/or members of the Plaintiff Class based on, arising out of, relating to, or in connection with any of the allegations, facts, or circumstances asserted in Second Amended Complaint within the Class Period. This release shall survive the termination of the Decree.


                                   XI
                                 NOTICES

          All notices and other communications required under this Decree shall be in writing and delivered either personally or by depositing the same postage prepaid, in the United States mail, addressed to the party hereto, to whom the same is directed at the following addresses:

     TO:  Plaintiff United States of America
          Chief, Housing and Civil Enforcement Section L
          U.S. Department of Justice
          P.O. Box 65998
          Washington, D.C. 20035-5998

     TO:  Plaintiff Kristina Ridgeway, et al.
          Mari Mayeda
          Teresa Demchak
          Antonio Lawson
          Saperstein, Mayeda & Goldstein
          1300 Clay Street, 11th Floor
          Oakland, CA 94612

          With a copy to:
          Patricia G. Price
          Public Interest Law Firm
          111 West St. John St., Suite 315
          San Jose, CA 95113

     TO:  Flagstar Corporation and Denny's. Inc.
          Robert L. Wynn III, General Counsel
          Robert M. Barrett, Counsel
          Flagstar Corporation
          203 East Main Street
          MS P-12-4  Spartanburg, S.C. 29319


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          With a copy to:
          Thomas L. Pfister
          Joseph B. Farrell
          Latham & Watkins
          633 West Fifth St., Suite 4000
          Los Angeles, CA 90071

     The parties may from time to time change their address for the purposes of this section by providing written notice, return receipt requested, of such change to the other parties.


                                   XII
                       INCIDENTS OF DISCRIMINATION


         The United States and counsel for the Plaintiff Class agree that they will not seek to hold Denny's in contempt for a single isolated incident of discrimination by a Denny's non-supervisory employee unless Denny's management learns of the incident and Denny's fails to take timely remedial action acceptable to the Monitor, the United States and counsel for the Plaintiff Class. Nothing in this provision shall preclude the United States or counsel for the Plaintiff Class (1) from asserting an incident of discrimination was not isolated and/or that it reflected a pattern or practice of discrimination in whole or in part; and/or (2) from seeking to hold persons other than defendants in contempt of this Decree for such an incident.


                                 XIII
              ENTIRE AGREEMENT; MODIFICATION AND SEVERABILITY

          This Decree constitutes the entire agreement among the parties and supersedes all prior agreements, written or oral, among the parties. The only obligations that shall be imposed on the defendants pursuant to the Decree are those expressly set forth herein and those required by Title II of the Civil Rights Act of 1964; no additional obligations are to be imposed or

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     implied.

          Each provision and term of this Decree shall be interpreted in such manner as to be valid and enforceable. In the event any provision or term of the Decree is determined to be or is rendered invalid or unenforceable, all other provisions and terms of the Decree shall remain unaffected to the extent permitted by law. If any application of any provision or term of this Decree to any person or circumstance is determined to be invalid or unenforceable, the application of such provision or term to other persons and circumstances shall remain unaffected to the extent permitted by law.

          The parties and the Monitor shall have the right to seek relevant modifications of the Decree to ensure that its purposes are fully satisfied, provided that any request for modification has been preceded by good faith negotiations between the parties pursuant to the Dispute Resolution Procedure.

          It is so ORDERED this 24th day of May, 1994.


                                   /s/ JAMES WARE
                                   ______________________________________
                                   United States District Judge


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